UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Symmetry Surgical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on October 22, 2015

To Our Shareholders:

You are cordially invited to attend Symmetry Surgical Inc.’s 2015 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. CDT on October 22, 2015 at the Company’s corporate headquarters located at 3034 Owen Dr., Antioch, TN 37013 for the following purposes:

(1)	To elect two Class I Directors to serve for a three-year term;
(2)	To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending January 2, 2016; and
(3)	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

You may attend and vote on matters to be decided at the meeting if you were a shareholder of record at the close of business on August 28, 2015.

In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online. This process substantially reduces the costs associated with printing and distributing the proxy materials.

This 2015 Proxy Statement and our 2014 Annual Report to Shareholders, which is not a part of this proxy soliciting material, are available on our web site at www.symmetrysurgical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” They are also available at www.proxyvote.com.

To make it easier for you to cast your vote, we have provided three methods by which you may vote:

(1)	Utilize the web-based voting option provided by your broker (if you hold your shares in street name) or Computershare (if you are a record shareholder);
(2)	Vote in person at the meeting; or
(3)	Request paper copies of the proxy and vote by returning the paper proxy card.

You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Thomas J. Sullivan
President & Chief Executive Officer

September 11, 2015

SYMMETRY SURGICAL INC.
3034 Owen Dr.
Antioch, TN 37013
Telephone: (800) 251-3000

2015 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on October 22, 2015

EXPLANATORY NOTE

Symmetry Surgical Inc. (the “Company” or “SSRG”) is an “emerging growth company” under applicable U.S. federal securities laws and is therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act of 1934”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.

VOTING INFORMATION

Purpose.   We are providing proxy materials, in connection with the solicitation of proxies by our Board of Directors (the “Board”), to be voted at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment thereof. We will hold the meeting on October 22, 2015, beginning at 9:00 A.M. CDT at the Company’s headquarters located at 3034 Owen Dr., Antioch, TN 37013. We are soliciting proxies from our shareholders to give all shareholders an opportunity to vote on matters to be presented at the meeting, even if they do not wish to attend the Annual Meeting in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the Annual Meeting, or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Shareholders and 2015 Proxy Statement, along with our 2014 Annual Report to Shareholders, are available on our web site at www.symmetrysurgical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy” and at www.proxyvote.com. Other than our proxy statement and form of proxy, no other information on our web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report.  We are making this proxy statement and the 2014 Annual Report to Shareholders available electronically via the Internet. Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet instead of mailing printed copies to each shareholder. On September 11, 2015, we mailed to our shareholders of record, as of the close of business on August 28, 2015, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2015 Proxy Statement and 2014 Annual Report to Shareholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This process is designed to expedite your receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you would prefer to receive printed proxy materials, however, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote.  You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder of record at the close of business on August 28, 2015. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the shareholder of record and you are considered the “beneficial” owner and to hold your shares in “street name.” If you hold your shares in street name, you may instruct your broker, custodian, bank or other holder of record how to vote your shares. If you wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, custodian, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding. On the record date, August 28, 2015, there were 10,324,444 shares of common stock outstanding. A list of shareholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.   We realize that most of our shareholders will not be able to attend the meeting in person. Therefore, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Consequently, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record and you wish to vote your shares at the meeting, you will need to obtain from that broker, bank or other holder of record, a legal proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. On the date this proxy statement was printed we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing at the Company’s Corporate Offices, 3034 Owen Dr., Antioch, TN 37013 before the meeting that you wish to revoke your proxy;
•	Submit another proxy with a later date; or
•	Vote in person at the meeting.

The effect of your not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many shareholders. In this situation the “record holder” on our stock register is the broker, bank or other nominee. As indicated above, when stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you – as the actual “beneficial owner” of the stock – do not appear on our shareholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the shareholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered “routine” under the rules of the NASDAQ. Your vote on any non-routine matters will therefore be considered a “broker non-vote.” The election of directors is considered a “non-routine” matter under applicable NASDAQ rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on the election of directors absent specific instructions from you. Accordingly, in order to avoid a broker non-vote of your shares on the election of directors, you must provide voting instructions to your bank, broker or other nominee.

For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although broker non-votes will not count in determining total votes actually cast on a particular matter. Abstentions will have the effect of a vote against Item 2 for consideration by the shareholders (ratification of accountants).

If you properly submit your proxy card for shares held by your broker or other nominee then the persons named in your proxy card will vote your shares as you have directed. If you do not submit instructions to your broker or other nominee they may direct the vote of your shares with respect to the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 2, 2016.

Voting Shares Held in Your Name. If you are the record owner, and if you submit your proxy instructions, your proxy - the person named in your proxy - will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR all directors; and

•	FOR ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal 2015.

Required Vote.  So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year 2015 and any other matters that may properly come before the Annual Meeting, other than the election of directors. Directors are elected by a plurality of votes, so the two nominees set forth herein will be elected as directors if they receive any votes.

Cost of Preparing, Mailing and Soliciting Proxies.  We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our shareholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for the reasonable expenses incurred by them in forwarding notice and proxy materials to our beneficial owners. Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation being paid to them. We have not retained a proxy solicitor in conjunction with the 2015 Annual Meeting.

Annual Report.  Our 2014 Annual Report to Shareholders, including our financial statements for the period ended January 3, 2015, is available on our web site at www.symmetrysurgical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” The 2014 Annual Report to Shareholders includes audited financial statements for the fiscal years ended January 3, 2015 and December 28, 2013. The 2014 Annual Report to Shareholders is not a part of this proxy statement.

Voting Results.   We will publish the voting results on a Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Investor Relations Department.   You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Surgical Inc., at:

3034 Owen Dr.

Antioch, TN 37013

Attn: Scott Kunkel

•	Fax to Scott Kunkel at (800) 342-3272;
•	E-mail to scott.kunkel@symmetrysurgical.com; or
•	Telephone Scott Kunkel at (800) 251-3000

Director Communications.  Shareholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, located at 3034 Owen Dr., Antioch, TN 37013. If addressed to an individual director, the communication will be forwarded, unopened, to that director for review and appropriate action.

Shareholder Proposals for 2016. Any shareholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for our 2016 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary, at 3034 Owen Dr., Antioch, TN 37013, on or before May 14, 2016; provided, however, if the date of the 2016 Annual Meeting of Shareholders is held more than 30 days from the anniversary of the date of the 2015 Annual Meeting of Shareholders, shareholder proposals under Rule 14a-8 must be received a reasonable time before the Company begins to print and send its proxy materials.

Any shareholder who has not submitted a timely proposal for inclusion in next year’s proxy statement, but still wishes to make a proposal at the 2016 Annual Meeting of Shareholders, must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the 2015 Annual Meeting of Shareholders; provided, however, that in the event the 2016 Annual Meeting of Shareholders is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, in order to be timely notice by the shareholder must be received no later than the later of the close of business 90 days prior to the 2016 Annual Meeting of Shareholders or the 10th day following the day on which such notice of the date of the 2016 Annual Meeting of Shareholders was provided to shareholders or such public disclosure of the date was made. Therefore, assuming that the 2016 Annual Meeting of Shareholders is neither advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2015 Annual Meeting of Shareholders, appropriate notice of nominations, or other matters that shareholders wish to present at the meeting (other than matters submitted under Rule 14a-8), would need to be provided to the Secretary at the address indicated above no later than July 24, 2016.

Our Bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Corporate Secretary for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our Bylaws is on file with the SEC and is available on our web site, www.symmetrysurgical.com under the “Investor Relations” link and then the “Corporate Governance” tab.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of, our Board, pursuant to Delaware’s Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer, other officers and employees, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each Annual Meeting of the Shareholders. Currently, there are two Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies in any positions on the Board.

The Company and Board members are members of the National Association of Corporate Directors (“NACD”). The Board authorizes, recommends and encourages each Board member and the Company’s Executive Officers to attend an educational course offered by the NACD or similar accredited educational organization at least every two years. Each attendee may incur expenses up to $10,000 per course for travel and fees, which are preapproved by the Chairman of the Board before attending. Mr. Deuster has achieved an Advanced Professional Director certification from the corporate Directors Group. In both 2013 and 2014 Mr. Sullivan satisfied the requirements for becoming a NACD Governance Fellow.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. A copy of these Corporate Governance Guidelines is available on our web site, at www.symmetrysurgical.com under the tab “Corporate Governance”, or by writing to David C. Milne at Symmetry Surgical Inc., 3034 Owen Dr., Antioch, TN 37013 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and/or the NASDAQ Stock Exchange.

The Company’s Board and Leadership Structure. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Craig B. Reynolds was elected to serve as Chairman at the December 2014 meeting and served in that capacity at the Company’s former parent. Thomas J. Sullivan was appointed to the CEO position on December 5, 2014, having served in that capacity for the Company’s former parent. The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board. Mr. Reynolds and Mr. Sullivan have a strong working relationship that has allowed each to focus on his respective responsibilities and complement each other’s work.

The Board currently has six members, five of whom are independent, with Mr. Sullivan being the only non-independent member. Many of our independent Board members are currently serving or have served as members of senior management of other public companies and as directors of other public companies. We have four Board committees comprised solely of independent directors, each with a different independent director serving as its chair. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive Chairman, benefits our Company and our shareholders and is an appropriate structure for the Company. We understand that different Board and Company leadership structures may be appropriate in different circumstances, although we believe that our current leadership structure, with Mr. Sullivan serving as CEO and Mr. Reynolds serving as Chairman of the Board, is the optimal structure for our company at this time.

Code of Business Conduct and Ethics. Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrysurgical.com under the heading “Investor Relations” and the tab “Corporate Governance” thereunder, or by writing to David C. Milne, at Symmetry Surgical Inc., 3034 Owen Dr. Antioch, TN 37013 and requesting a copy. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the Code by posting such information on our web site, unless a Form 8-K is otherwise required by applicable SEC or NASDAQ rules.

COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS

Committees, Director Independence and Meetings. As a part of the separation from our former parent in December 2014, our Board established, and currently maintains, four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria established by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee and Finance and Systems Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board, has reviewed the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NASDAQ regarding corporate governance policies and processes and listing rules. In conformity with the requirements of such rules, we have also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other executive officers) and all other employees. The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee, and Finance and Systems Committee are available on our web site at www.symmetrysurgical.com under the “Investor Relations” tab. Shareholders may also request a copy of any of these documents by writing to David C. Milne at Symmetry Surgical Inc., 3034 Owen Dr., Antioch, TN 37013 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on a Form 8-K and posted on our web site under the “Investor Relations” tab and the “Corporate Governance” section thereunder, as required by the SEC and NASDAQ.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC and NASDAQ, as well as other applicable laws and regulations. Our Board, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of our non-management directors has a material relationship with our Company that would render them not independent (either directly or indirectly as a partner, shareholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes an affirmative determination of independence with respect to members of the Compensation and Systems Committee and Audit Committee, under the special criteria applicable to those committees.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company. In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires. Further, any new director nominees complete a similar questionnaire prior to being considered for nomination to the Board.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NASDAQ listing rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3). For fiscal 2014 and thus far in fiscal 2015 all non-management directors met such independence criteria. These members include: James S. Burns, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel and Craig B. Reynolds. Thomas J. Sullivan does not meet independence criteria due to his employment as President and Chief Executive Officer of the Company. Based on this determination, 83% of our Board was independent during fiscal 2014 and thus far in fiscal 2015. All of our Committees consist solely of independent directors.

The Board maintains a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any Related Party Transactions in excess of $60,000 in value, or material amendments thereto, by the Audit Committee. There were no such transactions involving Related Parties in fiscal 2014 or thus far in fiscal 2015.

Following the spin-off from our former parent in December 2014, the Board held one (1) meeting in fiscal 2014 and has held two (2) meetings in fiscal 2015, all of which were in person. All of the directors attended (in person or telephonically) all meetings of the Board and of the various Committees on which they served during fiscal 2014 and thus far in fiscal 2015, and we expect all directors to attend all Board and Committee meetings, as well as the Annual Meeting of Shareholders, unless there are extenuating circumstances preventing attendance. Furthermore, the Company’s Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board meetings and meetings of committees on which they serve either in person or, if necessary, telephonically, subject to reasonable or unavoidable absences.

The Board has the authority, at its discretion, to appoint the chair and the members of each Committee. Typically such positions are appointed annually by the Board.

The Audit Committee.   The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control; (2) the qualifications, independence and performance of the Company’s independent public accounting firm, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) financial and non-financial risks that may have a significant impact on the Company’s financial statements. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in our other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, James S. Burns and Robert Deuster. Mr. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is an “independent director” as defined in the NASDAQ listing rules. The Board has determined that each member meets the financial literacy qualifications of the NASDAQ listing rules and each is an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. Given the spin-off from our former parent in December of 2014, the Audit Committee met once in fiscal 2014 and has held six (6) meetings thus far in fiscal 2015, three in person and three telephonically.

Compensation and Organizational Committee.   The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board: (i) the design of our director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and recommending to the Board the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans; (4) reviewing NASDAQ, key institutional shareholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

The members of the Committee are Robert Deuster (Chairman), John Krelle, and Francis T. Nusspickel. Each of the current Compensation and Organizational Committee Members are independent as defined in the NASDAQ listing rules. Given the spin-off from our former parent in December of 2014 the Committee did not meet in fiscal 2014, but the Committee has held three (3) meetings thus far in fiscal 2015, all of which were in person.

The Committee does not delegate its authority or ability to consider and determine executive or director compensation, although its recommendations are subject to approval by an affirmative vote of a majority of the independent directors.  The Committee utilizes data and information obtained from Equilar, a compiler of public company compensation data, in its deliberations and decisions and has also utilized data provided by Mercer to SMI prior to the Company’s spin-off from SMI.  The Committee did not, however, retain Mercer post spin-off, although the Committee retains the ability to independently retain counsel and consulting services.  The Company’s executive officers provide assistance in obtaining and compiling data from Equilar and/or Mercer, although they do not participate in making specific recommendations or proposals for their compensation.

Governance and Nominating Committee.   The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; (6) reviewing succession plans of our CEO and President; and (7) recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Shareholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our shareholders. The nominations put forth by shareholders will be given due consideration consistent with nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement directors, it will seek candidates that are interested in serving and who will devote the time necessary to understand the importance of corporate governance as it applies to the Company. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the Board, or whose skills and experience may provide additional expertise and resources relative to the industry in which the Company competes or any issues it is confronting.

The members of the Committee are James S. Burns (Chairman), Robert G. Deuster, and John S. Krelle. Each of the current Governance and Nominating Committee members are independent directors under NASDAQ listing rules. Given the spin-off from our former parent in December of 2014, the Committee did not meet in fiscal 2014, but the Committee has held three (3) meetings thus far in fiscal 2015, all of which were in person.

Finance and Systems Committee.  The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; (5) addressing any risks posed by and related to cybersecurity or online resources and business practices; and (6) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are John Krelle (Chairman), James S. Burns and Francis T. Nusspickel. Given the spin-off from our former parent in December of 2014, the Committee did not meet in fiscal 2014, but the Committee has held three (3) meetings thus far in fiscal 2015, all of which were in person.

Executive Sessions. In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the Board and he presides over all executive sessions of the Board. There is an executive session at every meeting of the Board. Mr. Reynolds can be contacted by interested parties or shareholders by directing correspondence to him at 3034 Owen Dr., Antioch, TN 37013.

MANAGEMENT OF RISK

Risk Management Functions. As a part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When reviewing performance, granting authority to management, and reviewing and approving strategies, the Board considers, among other things, the risks facing the Company.

The Board has delegated specific responsibilities for risk assessment and management to each of the committees, based on their areas of attention and expertise. The Audit Committee assists the Board in this function in its consideration and evaluation of risks related to our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on accounting risk exposure. In the performance of this function it meets with the CEO, CFO, and the independent auditing firm in executive sessions at least quarterly. The Finance and Systems Committee oversees financial, capital and insurance risk and meets in executive session as necessary with the CEO, CFO and other members of management to evaluate and address risks related to these areas of oversight. The Compensation Committee addresses succession planning at the managerial level and ensuring that the Company maintains the ability to attract and retain highly skilled and motivated employees. The Governance Committee addresses the risk presented by succession planning at the executive and Board level, as well as ensuring that the Company’s attention and resources are properly focused on the core business.

The Company also maintains whistleblower hotlines, a Code of Business Conduct and Ethics, a Harassment Hotline, an employee comment e-mail hotline, and performs quarterly engagement surveys in which all employees may make anonymous complaints or comments, all of which are designed to bring concerns about risk, compliance and other matters to the attention of the Board and/or the appropriate Committee or person.

Our Compensation Committee has reviewed the Company’s compensation practices for all employees, including, but not limited to, those for our Executive Officers, as well as the potential for such practices to create risks for the Company. The Committee has also established certain requirements for compensation programs that do not typically provide for the following: guaranteed bonuses that are not linked to performance; lucrative severance packages; supplemental pensions; high pay relative to peers; and significant equity awards with tremendous upside and no risk. The Committee has also reviewed the safeguards against risk related to the compensation structure in place, including compensation limits, vesting periods for equity grants and performance obligations and targets for cash and equity compensation. In addition, it periodically (and at least annually) reviews the appropriateness, rationale and continued viability of the compensation philosophy/policy that it utilizes; the link between compensation levels and performance; the use of equity grants on annual and aggregate levels to align the use of shareholder resources with return to shareholders; whether compensation programs encourage employees to take unnecessary and excessive risks; how compensation payouts are adjusted for risk and the cost of capital; how wealth accumulation, retirement and other benefits integrate with our direct compensation philosophy; whether compensation programs support leadership development and management succession plans; and the appropriateness of employment agreements, including severance and change-in-control arrangements. Based on the absence of these and other higher-risk pay practices and the safeguards described above, the Committee does not believe that our compensation program encourages excessive or inappropriate risk taking.

INFORMATION REGARDING OUR DIRECTORS

Set forth below are the name, age, position and a brief description of the business experience of each of our directors as of the record date, August 28, 2015.

Director	Age	Position
Craig B. Reynolds	67	Director, Chairman of the Board
James S. Burns	68	Director, Chairman of the Governance & Nominating Committee
Robert G. Deuster	65	Director, Chairman of the Compensation & Organizational Committee
John S. Krelle	63	Director, Chairman of the Finance & Systems Committee
Francis T. Nusspickel	74	Director, Chairman of the Audit Committee
Thomas J. Sullivan	51	Director, President and Chief Executive Officer

Information regarding our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire at the 2015 Annual Meeting of Shareholders)

JOHN S. KRELLE has served as a director of the Company since the Company’s spin-off from its former parent Symmetry Medical, Inc. (“SMI” or “Symmetry Medical”) in December 2014, and he also served in this capacity for SMI beginning on January 4, 2008. He is currently Chairman of the Finance and Systems Committee, a member of the Compensation and Organization Committee and a member of the Governance and Nominating Committee. At SMI Mr. Krelle served on the Compensation and Organizational Committee (Chairman from 2008-2012). Since 2005, Mr. Krelle has served as president, chief executive officer and a member of the board of directors of Fziomed Inc., a privately-held company specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. Beginning in 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of spine, trauma and business development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopedic company in the world. Prior to that, he spent five years managing businesses outside the U.S., including in Asia, Canada and Latin America. During this period, Mr. Krelle also served as a member of the board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Mr. Krelle holds an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. He earned his B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

ROBERT G. DEUSTER has served as a director and as a member of both the Compensation and Organizational and Governance and Nominating (Chairman) Committees since the Company’s spin-off from SMI in December 2014. He served as a director of SMI beginning on June 22, 2009, where he also served on the Audit Committee and as Chairman of the Compensation and Organizational Committee since April 2012. He is currently Chief Executive Officer and serves as a member of the Board of Directors of Collectors Universe, Inc. (NASDAQ: CLCT), a provider of grading and authentication services for high-value collectibles. Prior to this position he served as chairman and chief executive officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as president of Newport from May 1996 until July 2004, and in June 1997 became chairman of the board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as senior vice president of the Distributed Products Group from 1994 to 1996, president of the Barry Controls Division from 1989 to 1994, president of the APITECH Division from 1986 to 1989 and vice president of sales and marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of PICO Holdings (NASDAQ: PICO) and Ondax, Inc., a private optical components company. He is active in director education and corporate governance matters, having achieved his Advanced Professional Director certification. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

Class II Directors (Terms Expire in 2016)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the Company’s spin-off from SMI in December 2014. He was first elected to serve as a director of SMI at the 2006 Annual Meeting of Shareholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and most recently served as the Chairman of the Governance and Nominating Committee. Having served as Chief Executive Officer since 2009, Mr. Burns currently serves as executive chairman at AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as president and chief executive officer of EntreMed, Inc. from 2004 to 2008. From 2001-2003, Mr. Burns was a co-founder and served as president and as executive vice president of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000-2001, he served as a founder and managing director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, chairman, president and chief executive officer of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was vice chairman of HealthCare Investment Corporation and a founding general partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as group president and as vice president of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a vice president and partner at Booz & Company, Inc., an international consulting firm. Mr. Burns has also served as a director of the International BioResources Group and the American Type Culture Collection (ATCC) through the end of 2012, and is currently a director of Vermillion, Inc. (NASDAQ: VRML). He has also earned a NACD Board Leadership Fellow certification. Mr. Burns earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

CRAIG B. REYNOLDS has served as a director and Chairman of the Board since the Company’s spin-off from SMI in December, 2014. His initial service to the Company’s prior parent, SMI, began on January 4, 2008, and he most recently served as Chairman of the Board.  From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the Chairman of the Finance and Systems Committee and a member of the Governance and Nominating Committee. Mr. Reynolds is currently Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues.  Prior to joining Cereve, Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010.  Prior to Philips-Respironics, Mr. Reynolds was the chief operating officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide.  The product lines of Respironics, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation, patient monitoring and respiratory drug delivery systems.  Mr. Reynolds was with Respironics, Inc. since 1998.  From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ:HDTC), a medical device company, serving for five years as chief executive officer and director.  From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ:HDYN) in the positions of Executive VP (1981-1983), president of Healthdyne Cardiovascular Division (1984-1985) and president of Healthdyne Homecare Division (1986-1992).  Mr. Reynolds is currently a director of Masimo, Inc. (NASDAQ: MASI), a position to which he was elected in 2014. He earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2017)

FRANCIS T. NUSSPICKEL has served as a director and Chairman of the Board’s Audit Committee since the Company’s spin-off from SMI in December 2014. His service in those capacities for the Company’s former parent, SMI, began with its initial public offering in December 2004. He also served as a member of SMI’s Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continued to serve through its sale in December 2014. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. He spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide industry head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former president of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. He received his B.B.A. from Manhattan College.

THOMAS J. SULLIVAN was appointed as the Company’s President, Chief Executive Officer, and Director with the Company’s spin-off from SMI in December 2014 and served in those capacities for SMI beginning on January 17, 2011. From June of 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”). He held numerous executive and functional leadership roles at J&J from 1990 when he joined as an intern through January 2011. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Prior to his tenure at J&J, Mr. Sullivan served in management roles at Bell Atlantic / Verizon. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh. He is a member of the National Association of Corporate Directors (“NACD”) and in 2013 earned his NACD Governance Fellow certification, which he renewed in 2014. Mr. Sullivan is also a Director of Span-America Medical Systems Inc. (NASDAQ: SPAN).

Our Directors’ Qualifications. In conjunction with its nomination of directors for election, the Board considered the skills, qualifications and attributes of all directors to determine their suitability for continued service on the Board. This year the Board considered the information set forth below with regard to each of our directors and nominees and found that all possessed the skills, qualifications and attributes that warranted their continued service. Following is a summary of the skills, qualifications and attributes which, among others, led to the conclusion that each are qualified to stand for election or continue to serve, as applicable.

Mr. Sullivan - Mr. Sullivan has substantial experience in executive management roles in the medical device and instruments industry gained during his service with the Company and prior thereto as President and Chief Executive Officer of SMI, in which capacity he gained a great deal of experience and understanding of the Company’s business, from the perspective of both suppliers and customers, as well as the Company’s operations. He also gained significant experience in the medical device industry at J&J, including several years as President of DePuy Orthopaedics, Inc., one of the largest medical device Orthopedic OEMs in the world. In that capacity, and in his role leading J&J’s Canadian medical device company, Mr. Sullivan developed a strong knowledge of the industry, the legal and regulatory requirements under which it operates, and the needs of the Company’s customers. His present role as CEO and President of the Company, and prior roles in senior positions with J&J and its subsidiaries, have provided him with a deep understanding of the industry, its suppliers and customers, its financial and operational challenges, research and development, corporate transactions, mergers and acquisitions and other issues related to the industry, all of which we believe makes him ideally situated to lead our Company and serve on the Board.

Mr. Burns - Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics.  He has held a broad range of positions in these industries, including those in operations, research and development, regulatory, strategic planning, technology management, product commercialization, general management and finance.  Mr. Burns has also served on multiple private and public company boards and has extensive experience in venture financing and corporate transactions, including but not limited to mergers and acquisitions, leveraged buyouts and private equity financing.

Mr. Nusspickel - Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an audit partner for public company clients. In the course of this work he gained extensive audit, accounting, fraud investigation and mergers and acquisitions experience. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which as its Chairman. He also serves as a member of the board for another public company.

Mr. Deuster - Mr. Deuster has extensive experience as a senior leader at other public companies, having served for eleven years as Chairman and CEO of Newport Corporation and currently serving as CEO of Collectors’ Universe. In those capacities, Mr. Deuster obtained valuable experience in strategic and tactical initiatives, investor relations, corporate mergers and acquisitions, financing and related issues, all of which are vital to the Company’s ongoing success. Mr. Deuster also has a strong background in corporate governance, including a Professional Director Certification from the Corporate Directors Group, which he enhances through regular participation in continuing education programs.

Mr. Krelle - Mr. Krelle’s extensive experience in the medical industry enhances his service on the Board. In addition to service on another board and present employment in the medical industry, Mr. Krelle has almost 30 years of experience in the medical device and pharmaceutical industries. His primary experience was with Zimmer Holdings, Inc., one of the largest medical device OEMs in the world. His tenure at Zimmer included service in foreign and domestic general management, business development, sales and marketing. He also has extensive experience in corporate transactions and finance, all of which are significant to the Company’s ongoing success.

Mr. Reynolds - Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the Company. In addition to serving as the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips, that develops, manufactures and markets medical devices worldwide, he has experience in the CEO role at Healthdyne Inc., a medical device company. In those capacities, as well as his service on another public company board, he gained significant experience in corporate finance, mergers and acquisitions, strategic planning and related matters, all of which enhance his value to the Company’s Board.

Board Diversity. The Governance and Nominating Committee reviews and recommends to the Board nominees for director positions. Pursuant to the Company’s Corporate Governance Guidelines, its assessment of new and incumbent candidates includes an element designed to encourage diversity on the Board. Specifically, its review includes a consideration of diversity, age, skills, expertise and experience.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers.  The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the record date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934 and other information received by us.

Beneficial Ownership as of August 28, 2015(1)

Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned
Named Executive Officers
Thomas J. Sullivan	441,955	0	441,955	4.28%
David C. Milne	105,973	0	105,973	1.03%
Scott D. Kunkel	45,947	0	45,947	*
Other Directors & Nominees
Craig B. Reynolds(2)	52,006	0	52,006	.5%
James S. Burns(3)	44,131	0	44,131	*
Robert G. Deuster(4)	41,431	0	41,431	*
John S. Krelle(5)	43,393	0	43,393	*
Francis T. Nusspickel(6)	46,023	0	46,023	*
Directors & Executive Officers as a Group(7) (9 persons)	865,431		865,431	8.38%

*	Less than one percent
1.	Unless otherwise indicated, and subject to community property laws where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from August 28, 2015 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.
2.	Consists of both owned and restricted shares: 8,313 shares that vest in December 2015 and 17,500 shares that vest in December 2017.
3.	Consists of both owned and restricted shares: 4,963 shares that vest in December 2015 and 17,500 shares that vest in December 2017.
4.	Consists of both owned and restricted shares: 4,963 shares that vest in December 2015 and 17,500 shares that vest in December 2017.
5.	Consists of both owned and restricted shares: 4,150 shares that vest in December 2015 and 17,500 shares that vest in December 2017.
6.	Consists of both owned and restricted shares: 5,688 shares that vest in December 2015 and 17,500 shares that vest in December 2017.
7.	No director or officer has pledged any of their shares to a third party as security for a loan or other indebtedness, and each has the full right to vote such shares.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers with respect to fiscal 2014 and thus far in fiscal 2015 have been met, except a Form 4 for Mr. Kunkel which was filed late because of a delay in obtaining filing codes.

Security Ownership of Certain Beneficial Owners. The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of August 28, 2015.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock Institutional Trust Company, N.A. 40 E. 52nd St. New York, NY 10022	1,179,450	[1]	11.42%
Robeco Investment Management, Inc. 909 Third Ave. New York, NY 10022	975,248		9.45%
Luther King Capital Management Corporation 301 Commerce Street, Suite 1600 Fort Worth, Texas 76102	782,485		7.58%
Dimensional Fund Advisors, L.P. 6300 Bee Cave Rd. Building One Austin, TX 78746	742,355		7.19%
RTW Investments, LLC # 250 West 55th Street, 16th Floor Suite A New York, NY 10019	700,851		6.79%
Kennedy Capital Management, Inc. 10829 Olive Blvd. St. Louis, MO 63141	640,322		6.20%
Moab Capital Partners, LLC 15 E. 62nd St. New York, NY 10065	576,707		5.59%

1.	This figure was obtained from the Form 13G filed by Blackrock on January 9, 2015.

EXECUTIVE COMPENSATION

Part 1 - Employment Agreements.

We currently have employment agreements and executive benefit agreements (together the “Employment Agreements” and with respect to each Named Executive Officer, an “Employment Agreement”) with our Named Executive Officers.

Thomas J. Sullivan

On November 28, 2014 the Company entered into an Employment Agreement with Mr. Sullivan. The Employment Agreement provides for a salary of $500,000 per annum (subject to modification) and for participation in the Company’s 2014 Equity Incentive Plan for the first three years of Mr. Sullivan’s tenure. In satisfaction of the latter obligation, in fiscal 2014 Mr. Sullivan received an award grant of restricted shares and cash equal to $2,029,163 and $1,566,472, respectively. Vesting of the grant is subject to performance and time based conditions, as described below under “The 2014 SSRG Equity Incentive Plan.” It is not anticipated that Mr. Sullivan will receive further bonus or equity award grants in fiscal 2016 or fiscal 2017. He will have the opportunity to participate in any bonus or equity plan implemented by the Company thereafter. Mr. Sullivan also receives employee benefits identical to those offered to our other employees, use of an automobile and reimbursement for operating expenses attendant thereto, retirement medical benefits for himself and his family under certain circumstances, and he would receive relocation assistance (including reimbursement for certain expenses) should he relocate to Nashville, Tennessee. The Employment Agreement requires Mr. Sullivan to provide the Company with certain confidentiality, non-competition, non-raiding, waivers of claims and other commitments that are applicable both during his employment and thereafter.

On May 9, 2015 the Company revised the terms of Mr. Sullivan’s Employment Agreement to avoid an unintended potential additional payment under certain separation scenarios based on severance payments received from Symmetry Medical, as well as to create incentives for Mr. Sullivan to grow and develop the Company over time. The Employment Agreement, as amended, provides for a fixed severance payment in the event of a Change in Control-related separation (as defined herein) of $4,500,000, subject to Mr. Sullivan’s election of the applicable cap applied by Code Section 280G in a particular year. This figure is based on the average prior years’ payments to which he is currently entitled. In addition, should Mr. Sullivan have any earned but unvested restricted shares at the time of a separation based on a Change in Control, then those shares would vest up to the 280G cap.

Please see “Potential Payments Upon a Termination or Change of Control” below for additional details regarding compensation that may be owed to Mr. Sullivan upon his separation from the Company under certain circumstances.

David C. Milne. The Company entered into an Employment Agreement with Mr. Milne on November 28, 2014. The terms of the agreement provide that the Company will provide him with a salary of $239,500 per year (which amount was subsequently increased to $285,000 per year effective March 6, 2015). He is also entitled to participate in the Company’s 2014 Equity Incentive Plan for the first three years of his tenure. In satisfaction of this obligation, in fiscal 2014 Mr. Milne received an award grant of restricted shares and cash equal to $571,172 and $440,933, respectively. Vesting of the grant is subject to performance and time based conditions, as described below under “The 2014 SSRG Equity Incentive Plan.” It is not anticipated that Mr. Milne will receive further bonus or equity award grants in fiscal 2016 or fiscal 2017. He will have the opportunity to participate in any bonus or equity plan implemented by the Company thereafter. Mr. Milne also receives normal employee benefits, as well as use of an automobile and reimbursement for expenses associated with it, and would receive relocation assistance should he move to Nashville, Tennessee.

Please see “Potential Payments Upon a Termination or Change of Control” below for additional details regarding compensation that may be owed to Mr. Milne upon his separation from the Company under certain circumstances.

Scott D. Kunkel. On November 28, 2014, we entered into an Employment Agreement with Mr. Kunkel. The terms of his agreement call for the payment of a salary of $200,000 per year (subsequently increased to $225,000 per year effective March 6, 2015) and an entitlement to the benefits provided to other Company employees. He is also entitled to participate in the Company’s 2014 Equity Incentive Plan for the first three years of his tenure. In satisfaction of this obligation, in fiscal 2014 Mr. Kunkel received an award grant of restricted shares and cash equal to $300,617 and $232,070, respectively. Vesting of the grant is subject to performance and time based conditions, as described below under “The 2014 SSRG Equity Incentive Plan.” It is not anticipated that Mr. Kunkel will receive further bonus or equity award grants in fiscal 2016 or fiscal 2017. He will have the opportunity to participate in any bonus or equity plan implemented by the Company thereafter.

Please see “Potential Payments Upon a Termination or Change of Control” below for additional details regarding compensation that may be owed to Mr. Kunkel upon his separation from the Company under certain circumstances.

The 2014 SSRG Equity Incentive Plan. Each of the Named Executive Officers participates in the 2014 Equity Incentive Plan (the “Plan”). The Plan is intended to incent and retain the Company’s executive officers by placing a significant amount of their compensation at risk based entirely on the Company’s achievement of certain performance criteria. Each of the participants in the Plan received an opportunity to earn the equivalent of three years’ worth of the equity and cash bonus opportunities they had at SMI, with total value being weighted at approximately 57% restricted stock and 43% cash (the “Awards”). The Awards may be earned in three tranches equal in value on date of grant (the first tranche consists of restricted stock, the second tranche consists of both restricted stock and cash, and the third tranche consists entirely of cash). Each tranche may be earned by the achievement of pre-established revenue and EBITDA levels; once earned, the tranche begins a three-year vesting period. Information regarding how Awards are handled at separation of employment are discussed under the heading “Payments Following Termination of Employment” below.

Part 2 - Named Executive Officer Summary Compensation Table, Equity, Bonus and Restricted Share Holdings

Summary Compensation Table. The table below summarizes: (1) the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 28, 2013, which was paid by SMI; (2) the total compensation paid to or earned by each Named Executive Officer for the year ended January 3, 2015, which was paid by SMI through our spin-off from SMI and (3) the total compensation paid to or earned by each Named Executive Officer for the last 29 days of fiscal 2014 following the spin-off, which was paid solely by us.

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Thomas J. Sullivan,	2014 - SSRG	$44,231	—	$2,029,163	—	$1,566,472	$799	$3,640,665
President & CEO	2014 - SMI	$533,653	—	$860,100	—	$574,058	$2,016,615	$3,984,426
	2013 - SMI	$525,000	—	$614,995	—	$175,000	$18,649	$1,333,644
David C. Milne, Chief	2014 - SSRG	$23,019	—	$571,172	—	$440,933	$642	$1,035,766
Administrative Officer,	2014 - SMI	$257,692	—	$199,500	—	$138,235	$435,866	$1,031,293
SVP, General Counsel, Corporate Secretary and Chief Compliance Officer	2013 - SMI	$260,385	—	$175,000	—	$44,167	$15,921	$495,473
Scott D. Kunkel, SVP and Chief Financial Officer	2014 - SSRG	$16,071	—	$300,617	—	$232,070	$—	$548,758

(1)	The salary amounts relate to cash only wages received on a regular basis.
(2)	The 2014 SMI amounts are valued at the price on the date of grant, February 12, 2014, $10.08 per share assuming 100% of company and personal performance criteria were met. The value at vesting could have been between $0 and two times the award value reported above, depending on performance. The SSRG 2014 amounts are valued at the closing price on the date granted via Board action, December 30, 2014, which was $7.81. The 2014 SSRG grants are intended to cover three years of equity grants and it is not anticipated that there will be further grants to these individuals in fiscal 2016 or 2017. The fiscal 2014 SSRG grants are unearned and unvested and subject to modification as described in the discussion of the 2014 SSRG Equity Incentive Program. The awards are not subject to increase in shares or value (except to the extent the share price is higher at vesting). Also, they may only be earned in whole or not at all. The 2014 SMI Equity Incentive Program provided for restricted shares of Company stock to be earned, in whole or in part, based on the extent to which the equally weighted criteria set forth below (the “Performance Criteria”) were met during fiscal 2014:
a.	50% of the Restricted Shares could be earned based on SMI’s (and participants’) performance of the following strategic objectives (with the amount earned ranging from zero to 200% of the target in aggregate based on the Board of Directors’ evaluation of performance):
i.	Elevate Quality to Customer;
ii.	Drive optimization in global sales force and strategic account management;
iii.	Develop plans to transform SMI’s cost structure;
iv.	Implement new capabilities at Symmetry Surgical to reach underserved markets and empower sales and customers;
b.	50% of the Restricted shares could have been earned based on the extent to which SMI’s Non-GAAP EPS Growth % exceeded peer group median on 1, 2, & 3 year periods (1/3 for each time frame); (75% floor to 125% ceiling from zero to 200% of target). The measurements were made for each of the preceding three (3) years and each of the years contributed an equal amount to the calculation of the total shares earned for this criterion.

The performance criteria were achieved at 133% of target.

(3)	Non-equity incentive plan thresholds were partially met in 2013 and met in full in 2014 for 2014 SMI grants. The figures shown for fiscal 2014-SSRG reflect the target amount that may be earned under the 2014 Equity Incentive Plan in cash. See the section entitled “2014 Equity Incentive Plan” for further details regarding the terms under which these awards may be earned. These cash grants are intended to cover three years of normal cash bonus awards and it is not anticipated that there will be further awards or cash bonus programs for these individuals in fiscal 2016 or 2017. These awards are neither earned nor vested and subject to modification pursuant to the Plan.
(4)	The other compensation amounts include the following items and amounts:
a.	Company Car – The cost of personal use of a Company car has been valued at the cost of the annual lease, maintenance and fuel, estimated for the four weeks of use at SSRG in 2014 at $799 for Thomas J. Sullivan; and $642 for David C. Milne. The SMI 2014 amounts were $11,815 for Mr. Sullivan and $3,566 for Mr. Milne.
b.	401k Match - In the U.S., we provide a discretionary match of each employee’s contribution to their respective 401k retirement account up to a maximum of $4,200. The 2013 and 2014 SMI amounts reflect a contribution of $4,200 for each of Thomas J. Sullivan and David C. Milne; no contributions were made in 2014 by SSRG.
c.	The 2014 and 2013 SMI amounts include a payment of $600 per year toward the Health Savings Plan established by Messrs. Sullivan and Milne.
d.	The 2014 SMI amounts include severance payments to Mr. Sullivan in an amount of $2,000,000 ($1,310,415 of which was paid in SMI stock and the remainder in cash) and Mr. Milne in an amount of $427,500 (all of which was paid in SMI stock).

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer and two other most highly compensated executive officers.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Thomas J. Sullivan	—	—	—	—	—	-	-	259,816	$2,029,163
David C. Milne	—	—	—	—	—	-	-	73,133	$571,172
Scott D. Kunkel	—	—	—	—	—	-	-	38,491	$300,617

(1)	The Company has no options outstanding.
(2)	Shares represent the unvested restricted stock granted in fiscal 2014, which will be earned, if at all, when the Company achieves any or all of three targets for a combination of revenue and EBITDA. No shares are earned if only one criterion is met, and none of the criteria have been met as of the date of this proxy statement. The shares expire if none are earned by December 31, 2017. Any shares that are earned will vest three years after the date they are earned.
(3)	Amount represents the restricted stock shares valued at $7.81, the closing price on the day preceding January 3, 2015, the last day of our 2014 fiscal year, which fell on a weekend.

Share Ownership Requirements. We believe that the interests of the directors and our executive officers, including the Named Executive Officers, should be aligned with those of our shareholders. In furtherance of this goal, the Board has established share ownership guidelines in our Corporate Governance Guidelines under which each current or future director and executive officer shall be required to own an appropriate amount of shares in the Company. Pursuant to this policy, each current director must, within four years of December 4, 2014, hold personally or jointly with his/her spouse a minimum of either 30,000 fully vested shares or three times his or her annual base cash retainer in value of Company stock. Those directors appointed or elected after December 4, 2014 must satisfy this criterion within four years of their appointment or election. Each current executive officer must, within four years of December 4, 2014, hold personally or jointly with his/her spouse either 20,000 fully vested shares or the following multiple of his/her salary in value of Company stock: CEO and CFO - 3 times, SVP - 2 times. Executive officers appointed after December 4, 2014 must satisfy this criterion within four years of his or her appointment.

For purposes of determining compliance with this policy, the Company’s stock is valued based on a rolling average of its closing price over the six months preceding any review. Should a fluctuation in share price result in ownership falling below the required level, the individual must take actions to comply with the policy. Messrs. Sullivan and Milne satisfy these obligations currently and it is anticipated that the other executive officers and our directors will do so prior to the required date.

Part 3 - Payments Following Termination of Employment

Pension Benefits. Our Named Executive Officers do not receive any pension benefits.

Nonqualified Deferred Compensation. We do not provide our Named Executive Officers with any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under applicable IRS regulations.

Potential Payments upon Termination or Change of Control.  As discussed above, we have existing Employment Agreements with Thomas J. Sullivan, David C. Milne, and Scott D. Kunkel. These agreements include termination provisions that provide for potential compensation depending on the circumstances of their departure from the Company. According to the terms of the Employment Agreements, we are required to compensate them for a certain period following their termination if specific criteria are met, as noted below:

Thomas J. Sullivan – Pursuant to Mr. Sullivan’s Employment Agreement, as amended, following a termination for any reason, Mr. Sullivan would receive his earned but unpaid salary through the date of termination and any earned but unpaid incentive bonus for any previous completed year. In the event Mr. Sullivan's employment is terminated by the Company for any reason except for Cause or Mr. Sullivan's disability or is terminated by Mr. Sullivan for Good Reason (as defined below), Mr. Sullivan would be entitled to receive severance benefits equal to the greater of: i) 2.99 times the average of his annual cash compensation over the prior four calendar years (or such shorter period should he not have been employed by Company for such four calendar year period at the time of a Qualifying Termination (as defined below) and service for a predecessor employer if so allowed under applicable laws and regulations) and, as a fifth component of the average, his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented), or ii) 2.99 times his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented). These amounts would be paid over the twelve (12) months following the Qualifying Termination. Further, he would receive COBRA coverage assistance (or payment for the cost of COBRA should it have expired or should he prefer an individual policy) for twelve (12) months after separation, or until he obtained subsequent coverage from another employer, capped at the 280G limit.

If a Qualifying Termination occurs within six months prior to or twenty-four months following a Change in Control, Mr. Sullivan's severance benefits would consist of an amount equal to $4,500,000 in a lump sum, with all payments deemed to be “parachute payments” with his decision regarding whether the payment is capped at the Code Section 280G limit applicable at the time of the Qualifying Termination. Further, he would receive COBRA coverage assistance (or payment for the cost of COBRA should it have expired or should he prefer an individual policy) for twenty-four months after separation or until he obtains coverage from a subsequent employer. Should this figure be below the 280G cap, and should he hold earned but unvested shares of restricted stock at the time of such separation, then such unvested shares would vest up to the 280G cap.

As a condition to his receipt of any severance benefits, Mr. Sullivan would be required to execute a release agreement releasing and waiving any and all claims he may have against the Company. Mr. Sullivan would also be required: a) not to compete with the Company, nor to raid employees or solicit customers or employees of the Company for a period of twelve months after his termination; b) to maintain the confidentiality of the Company's proprietary information; and c) to provide to the Company ownership of any developments made or conceived by Mr. Sullivan during his employment.

David C. Milne - Mr. Milne’s Employment Agreement provides certain severance benefits in the event of his separation from the Company if his separation results from his decision to terminate his employment with “Good Reason” or the Company’s decision to terminate his employment without “Cause”. The benefits are conditioned upon Mr. Milne’s execution of a release agreement, and consist of the payment of 150% of his then-current salary amount, a pro rata amount of any incentive bonus program then in effect, each paid over a twelve-month period, and COBRA assistance for up to eighteen months (or payment of the cost of COBRA should it expire or be unavailable). If a qualifying termination occurs within six months prior to or twenty-four months following a Change in Control, then the COBRA assistance would be for a period of twenty-four months (or payment for the cost of COBRA otherwise paid by the Company should COBRA expire prior to that time) and the severance amount would be equal to 200% of his then-current salary. All payments deemed to be “parachute payments” would be capped at the Code Section 280G limit applicable at the time of the Qualifying Termination.

Scott D. Kunkel - Under his Employment Agreement, Mr. Kunkel would receive certain severance benefits if his separation from the Company results from his decision to terminate his employment with “Good Reason” or the Company’s decision to terminate his employment without “Cause”. The benefits are conditioned upon Mr. Kunkel’s execution of a release agreement, and consist of the payment of 100% of his then-current salary amount, a pro rata amount of any incentive bonus program then in effect, each paid over a twelve month period, and COBRA assistance for up to twelve-months (or payment of the cost of COBRA should it expire or be unavailable). If a qualifying termination occurs within six months prior to or twenty-four months following a Change in Control then the COBRA assistance would be for a period of eighteen months (or payment for the cost of COBRA otherwise paid by the Company should COBRA expire prior to that time) and the severance amount would be equal to 150% of his then-current salary. All payments deemed to be “parachute payments” would be capped at the Code Section 280G limit applicable at the time of the Qualifying Termination.

For the purposes of the employment agreements with Messrs. Sullivan, Milne and Kunkel, the following definitions are applicable:

•	Termination for "Cause" means the occurrence of one or more of the following events: a) conviction of a felony or of any crime involving moral turpitude; b) engaging in any fraudulent or dishonest conduct in dealings with, or on behalf of, the Company; c) the individual’s gross or habitual negligence in the performance of employment duties for the Company; d) the individual’s material violation of the Company's business ethics or conflict-of-interest policies, as such policies currently exist or as they may be amended or implemented during the individual’s employment with the Company; or e) the individual’s misuse of alcohol or illegal drugs which interferes with the performance of employment duties for the Company, or which compromises the reputation or goodwill of the Company.

•	Termination for "Good Reason" means a resignation following any of these events: a) a material reduction in base salary or target cash or equity participation from the level as of the effective date of the relevant Employment Agreement or any higher level established thereafter (in a single or multiple reductions) (with acknowledgement that the initial equity grant equaled a three-year target grant for both equity and cash variable compensation and that no further grants are required until the third anniversary of the Employment Agreement, which grants must be at or above the percentage target levels set forth in the Employment Agreement); b) a material reduction in duties or responsibilities from those that existed on the effective date of the Employment Agreement, or as established thereafter; c) a material breach or repudiation by the Company of its obligations under the Employment Agreement, or any other agreement prescribing the terms and conditions of employment; or, with respect to Mr. Sullivan, d) a modification in reporting structure so that he does not report to the Board.

•	A “Qualifying Termination" means resignation for Good Reason or termination by the Company for any reason except the following: a) termination by reason of the individual’s disability or b) termination for Cause.

•	A "Change in Control" of the Company means: a) the acquisition by any individual, entity or group (a "Person") of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company; b) the replacement of a majority of members of the Board during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; c) a reorganization, merger or consolidation (a "Combination"), in each case, unless, following such Combination: (i) more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of the Company's Board at the time of the execution of the initial agreement providing for such Combination; d) a complete liquidation or dissolution of the Company; or e) the sale or other disposition of all or substantially all of the assets of the Company. An event does not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

We also include a change of control provision within our restricted stock agreements (including any cash awards thereunder). It provides that in the event of a Change in Control the entire award will become fully vested with respect to both performance (at target) and time-based vesting requirements. We also include a provision in our restricted stock agreements addressing the treatment of restricted stock upon separation. In the event of a Qualifying Termination, the executive officer would be entitled to accelerated vesting with respect to the restricted stock grant (including any cash award thereunder), as follows:

•	Any portion of the restricted stock or cash award that has not been earned via satisfying applicable performance metrics shall be earned and vested at the Qualifying Termination based on a run rate of actual performance through the date of such termination (as compared to the performance target) and further subject to the pro rata time the executive has worked for the Company following the grant during the three year term of the program; for example if termination occurs in the second year and performance equals 90% of the first criterion, 50% of the second and 15% of the third, then corresponding amounts of each tranche will be earned and vested further based on the pro rata time the executive worked for the Company following the grant during the three year term of the program; and

•	Any restricted stock award or cash award that has been earned and is in its vesting period will become fully vested.

Other Awards. Other than as described herein there were no other payments in Symmetry Surgical or Symmetry Medical’s fiscal 2014 to any Named Executive Officer.

Part 4 - Director Compensation

Summary of Director Compensation. The following table sets forth certain information with respect to the compensation that SMI paid to our directors for services rendered in fiscal 2014 as well as the equity grants made to directors by SSRG in fiscal 2014. The Company does not provide additional compensation to employees who also serve on the Board, so Mr. Sullivan received no additional compensation for his service during his time as a director in fiscal 2014, and will not receive additional compensation for service as a director going forward, and is therefore not shown in this table. His compensation as an employee is shown under the Summary Compensation Table.

Name		Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Craig B. Reynolds	2014 SMI	$73,333	$140,000	—	—	—	—	$213,333
	2014 SSRG	$6,667	$201,596	—	—	—	—	$208,263
James S. Burns	2014 SMI	$43,542	$140,000	—	—	—	—	$183,542
	2014 SSRG	$3,958	$175,432					$179,390
Robert G. Deuster	2014 SMI	$43,542	$140,000	—	—	—	—	$183,542
	2014 SSRG	$3,958	$175,432					$179,390
John S. Krelle	2014 SMI	$36,667	$140,000	—	—	—	—	$176,667
	2014 SSRG	$3,333	$169,087					$172,420
Francis T. Nusspickel	2014 SMI	$50,417	$140,000	—	—	—	—	$190,417
	2014 SSRG	$4,583	$181,094					$185,677

(1)	This represents the aggregate grant date fair value of restricted stock awarded during the fiscal year on the date of grant computed in accordance with FASB ASC Topic 718. The 2014 SSRG grants were valued at $7.81, the closing price on the date of grant, December 30, 2014. Additional information regarding the calculation of these values is included in Note 16 to our consolidated and combined financial statements. The SSRG shares received represent both annual retainer payments and longer-term equity grants. Each director received a value of $136,675 in shares that vest December 21, 2017; the remainder of each of their grants represents value for 2015 service and vest December 21, 2015. The 2014 SMI grant terms called for ratable vesting over a three-year period on each subsequent December 21st. These shares were to vest in three equal installments on each December 21st following the grant, however all were canceled and paid in cash and SSRG shares upon the spin-off.

Summary of Director Compensation at Symmetry Surgical and Decisions Regarding It.  After a detailed analysis of compensation data and related information, the Compensation and Organizational Committee and Board established a compensation structure for the Company’s directors that targets the median of total compensation for companies of comparable size who compete for the same talent. The Board believes that paying at the median of this group will enable the Company to attract and retain skilled and experienced directors, whose skill and experience will enhance the Company’s performance and provide value for shareholders. The Board and Committee also believe that paying the majority of directors’ compensation in the form of restricted shares of Company stock ensures the directors’ interests are aligned with those of our shareholders. To that end, directors will receive all of their compensation in restricted stock in 2015, with it being anticipated that in future years approximately 80% of their compensation will be in the form of restricted stock and the remaining 20% will be in cash.

The following fiscal 2014 amounts were split pro rata between SMI and SSRG based on the time the directors served SMI prior to the spin-off and the time the directors served SSRG after the spin-off. In fiscal 2014 at SMI, all independent directors received a cash retainer of $30,000. The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the Compensation & Organizational Committee and Nominating & Governance Committee received $10,000 in additional cash compensation and the Chairman of the Finance & Systems Committee received an additional payment of $5,000. Members of the Audit Committee each received an additional $5,000 in cash compensation while the members of the three remaining committees each received an additional $2,500 in cash compensation for each committee on which they served. All directors were reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board.

The independent directors also received a grant of SMI restricted stock valued at $140,000. These shares were to vest in three equal installments on each December 21st following the grant, however all were canceled and paid in cash and SSRG shares upon the spin-off.

As a result of our size and status as a new stand-alone company, the Board has determined that director compensation should be reduced from the levels that were paid by SMI. Specifically, at SSRG all independent directors will receive a cash retainer of $25,000. The Chairman of the Board and the Chairman of the Audit Committee receive additional cash compensation of $41,500 and $16,500, respectively. The Chairman of the Compensation & Organization Committee and Nominating & Governance Committee receive $8,500 additional cash compensation and the Chairman of the Finance & Systems Committee receives an additional payment of $4,200. Members of the Audit Committee each receive an additional $4,200 in cash compensation, while the members of the three remaining committees each receive an additional $2,000 in cash compensation for each committee on which they serve. For fiscal 2015, all of the foregoing payments will be paid in SSRG restricted stock, which will vest December 21, 2015. All independent directors also received a grant of SSRG restricted stock valued at $140,000 determined at an imputed share price of $8/share on the date of grant as opposed to the actual $7.81 on that date. Thus, the actual value of shares granted in 2014 was $136,675 on the date of grant. These shares vest December 21, 2017. All directors will also be reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation and Organizational Committee are Robert Deuster, Chairman, John S. Krelle and Francis T. Nusspickel. The Board has determined that each of the Committee members are independent directors as defined in Rule 5605(a)(2) of the NASDAQ Rules, outside directors, as such term is defined with respect to Section 162(m) of the Internal Revenue Code, and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the Committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of our Committee members currently serves or has ever served as an officer of the Company.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the compensation committee of any other companies, nor has any such interlocking relationship existed in the past.

RELATED PARTY TRANSACTIONS

It is our policy not to enter into any related party transaction unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our shareholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any related party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of the policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all related party transactions. All related party transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a related party transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the related party transaction is in the best interests of our Company and our shareholders.

The Company engaged in no related party transactions in fiscal 2014.

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees.  The following table presents fees for professional audit services rendered by Ernst & Young LLP, the Company’s independent audit firm (“E&Y”), for the audit of our annual financial statements for the years ended December 28, 2013 and January 3, 2015 respectively. The 2014 fees were for the audit of the Company’s financials, although these fees were paid by Symmetry Medical.

	2014	2013(2)
Audit Fees(1)	465,000	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	465,000	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Symmetry Surgical Inc.’s consolidated and combined financial statements and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.
(2)	For the fiscal year ended December 28, 2013, we did not pay any fees for professional services to E&Y. Prior to the Spin-off on December 5, 2014, Symmetry Medical paid any audit, audit-related, tax and other fees of Symmetry Surgical. We will provide such disclosure of expenses on a standalone basis going forward.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.  Consistent with SEC regulations regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

a.   Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

b.  Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

c.  Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

REPORT OF THE AUDIT COMMITTEE

Since its creation in December 2014 the Audit Committee of the Board has been composed entirely of non-management directors. In addition, the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and NASDAQ.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of the Symmetry Surgical Inc. web site, accessible through the Investor Relations page at www.symmetrysurgical.com under the “Corporate Governance” tab. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management has primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended January 3, 2015, with management and Ernst & Young LLP, the Company’s Independent Auditors (“E&Y”). The Committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s Chief Executive Officer and Chief Financial Officer certify the information contained in its quarterly and annual filings. In addition, the Audit Committee has discussed with E&Y the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence.

Following the spin out from the former parent in late fiscal 2014, the Audit Committee of Symmetry Surgical did not meet further that year, although it has held six (6) meetings in fiscal 2015 thus far (three in person and three telephonically). The practice at SMI and anticipated practice at Symmetry Surgical is to hold eight meetings per fiscal year, four of which would be scheduled in person and four telephonically. During such in-person meetings, the Audit Committee will meet with representatives of E&Y, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Company management and E&Y, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

In reliance upon the reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of the Company’s audited financial statements in its annual report on Form 10-K for the fiscal year ended January 3, 2015 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended that E&Y be re-appointed as the Company’s independent auditors for fiscal year 2015 and this appointment be submitted to the Company’s shareholders for ratification at the Annual Meeting.

The Audit Committee:
FRANCIS T. NUSSPICKEL, Chairman
JAMES S. BURNS, Member
ROBERT G. DEUSTER, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might “incorporate by reference” future or previous filings, including the Company’s Form 10-K, in whole or in part, the “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934. This proxy statement also includes references to our or the SEC’s web site addresses. These web site addresses are intended to provide inactive, textual references only. The information on these web sites is not part of any proxy statement or solicitation on behalf of the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six directors, in three classes, each of which is required to be as equal as possible in number. One class is elected at each Annual Meeting of Shareholders. We currently have two Class I directors, whose terms expire at this 2015 Annual Shareholders’ Meeting, two Class II directors, whose terms will expire at the 2016 Annual Shareholders’ Meeting, and two Class III directors, whose terms will expire at the 2017 Annual Meeting.

The Board has nominated two Class I directors for re-election at this meeting, John S. Krelle and Robert Deuster, to serve for a three-year term, expiring at the Annual Meeting in 2018. These nominees for director have consented to serve, if elected, and we have no reason to believe that they will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. Nominees for Class I Directors are elected by a plurality of votes cast.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of both of the nominees listed herein. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for either of the nominees, we will vote your shares FOR that other person. If you wish to have your shares voted for one but not both of the nominees, or if you wish to withhold your vote from one but not both of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class I Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

JOHN S. KRELLE, 63, has served as a director of the Company since the Company’s spin-off from SMI in December 2014, and he also served in this capacity for the Company’s former parent, SMI, beginning on January 4, 2008. He is currently Chairman of the Finance and Systems Committee, a member of the Compensation and Organizational Committee and a member of the Governance and Nominating Committee. At SMI Mr. Krelle served on the Compensation and Organizational Committee (Chairman from 2008-2012). Since 2005, Mr. Krelle has served as president, chief executive officer and a member of the board of directors of Fziomed Inc., a privately-held company specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. Beginning in 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of spine, trauma and business development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopedic company in the world. Prior to that, he spent five years managing businesses outside the U.S., including in Asia, Canada and Latin America. During this period, Mr. Krelle also served as a member of the board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Mr. Krelle holds an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. He earned his B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

ROBERT G. DEUSTER, 65, has served as a director and as a member of both the Compensation and Organizational and Governance and Nominating (Chairman) Committees since the Company’s spin-off from SMI in December 2014. He served as a director of SMI beginning on June 22, 2009, where he also served on the Audit Committee and as Chairman of the Compensation and Organizational Committee since April 2012. He is currently Chief Executive Officer and serves as a member of the Board of Directors of Collectors Universe, Inc. (NASDAQ: CLCT), a provider of grading and authentication services for high-value collectibles. Prior to this position, he served as chairman and chief executive officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as president of Newport from May 1996 until July 2004, and in June 1997 became chairman of the board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as senior vice president of the Distributed Products Group from 1994 to 1996, president of the Barry Controls Division from 1989 to 1994, president of the APITECH Division from 1986 to 1989 and vice president of sales and marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of PICO Holdings (NASDAQ: PICO) and Ondax, Inc., a private optical components company. He is active in director education and corporate governance matters, having achieved his Advanced Professional Director certification. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

The Board of Directors recommends a vote FOR the proposed election of the

Class I Director Nominees described in this proxy statement.

PROPOSAL NO. 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending January 2, 2016. Although not required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so far into the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ending January 2, 2016.

It is anticipated that representatives of Ernst & Young will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to any appropriate questions at that time.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our fiscal year ending January 2, 2016.

Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented at the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting, or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ CRAIG B. REYNOLDS

Chairman of the Board
September 11, 2015